Established 1926

Landmark Square
111 West Ocean Blvd, 22nd Fl.
Long Beach, CA  90801
(562) 435-1191

Von Karman Towers
18201 Von Karman Ave, Ste 1060
Irvine, CA  92612
(949) 271-2600

Figueroa at Wilshire
601 South Figueroa Street, Ste 4950
Los Angeles, CA 90017

www.windes.com

April 3, 2013

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We have read Item 4.01, and are in agreement with, the statements as they related to our firm being made by China Botanic Pharmaceutical, Inc. (the “Company”) in Item 4.01 of its Form 8K dated April 3, 2013, captioned “Changes in Registrant’s Certifying Accountant.” We have no basis to agree or disagree with the other statements contained therein.

/s/ Windes & McClaughry Accountancy Corporation